SOUTH JERSEY GAS COMPANY

                       Ratio of Earnings to Fixed Charges


         The company's ratio of earnings to fixed charges for each of the periods indicated is as follows:

Twelve Months
    Ended
  March 31,                      Year Ended December 31,

-------------       ------------------------------------------------

   2003              2002      2001      2000      1999      1998
   ----              ----      ----      ----      ----      ----

    3.2x             2.9x      2.6x      2.6x      2.5x      2.2x